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                                                                   Exhibit 99.1
For Immediate Release
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For Instinet:
Investor Relations:                               Media Relations:
John Pitt                                         Silvia Davi
212 310 7481                                      212 310 7792
john.pitt@instinet.com                            silvia.davi@instinet.com


               INSTINET ANNOUNCES $100 MILLION COST REDUCTION PLAN

New York, December 3, 2002 -- Instinet Group Incorporated (Nasdaq: INET) announced today a cost reduction plan that targets a reduction in operating costs of $100 million, on an annualized basis, by the end of 2003. The cost-reduction plan is related to the integration of Instinet and Island and is part of an ongoing effort to produce a leaner and more efficient cost structure. Instinet acquired Island on September 20, 2002.

As part of the cost-reduction plan, Instinet will record charges of $58 million in the fourth quarter of 2002 and will incur an additional $15 million of expenses over the first three quarters of 2003. The fourth quarter 2002 charges result from a reduction in Instinet's workforce by approximately 300 employees (or approximately 17% of its full-time employees) both in the U.S. and its international operations and the consolidation of office space within the New York City area. The additional expenses in 2003 relate primarily to the accelerated amortization of leasehold improvements of certain of Instinet's office space in the New York City area. Other components of the plan focus on reducing operational and transaction-related expenses.

"We have set a target of reducing costs by $100 million over the next twelve months as we integrate Instinet and Island. These cost reductions are part of a previously announced plan to eliminate redundant positions within the Instinet-Island combination, to reduce overhead to reflect current market conditions, and to bring greater efficiency to the company as a whole," said Ed Nicoll, Instinet's Chief Executive Officer.

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About Instinet:
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Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most
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traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.


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This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.


(C)2002 Instinet Corporation and its affiliated companies. All rights reserved. Member NASD/SIPC. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world. Instinet Corporation is a subsidiary of Instinet Group Incorporated. The Island ECN, Inc., member NASD/CSE/SIPC, is a subsidiary of Instinet Group Incorporated.



This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet's Quarterly Report on Form 10-Q for the period ended September 30, 2002, and other documents filed with the SEC and available on the Company's website. Certain information regarding Nasdaq trading volumes is also included in the Instinet's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and on the Company's website at www.instinet.com. These statements speak only as of the date of this news release, and the Company does not undertake any obligation to update them.